Exhibit 3.13

ServiceMaster Holding Corporation

Articles of Incorporation

Pursuant to the Delaware General Corporation Law, the undersigned incorporator adopts the following Articles of Incorporation for ServiceMaster Holding Corporation:

1.             Name.  The name of the corporation is: ServiceMaster Holding Corporation.

2.             Registered Agent and Office.  The name of the corporation’s registered agent and the address of the corporation’s registered office in Delaware is:

Agent:	The Corporation Trust Company
Address:	1209 Orange Street
Wilmington, DE 19801
New Castle County

3.             Purpose.  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Act.

4.             Capitalization.  The corporation is authorized to issue one thousand (1,000) shares of common stock, and the par value of each of such shares is ten cents ($0.10), amounting in the aggregate to one hundred dollars ($100).

5.             First Board of Directors.  The name and address of each person who shall serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified is as follows:

Name	Mailing Address

Douglas W. Colber	One ServiceMaster Way
Downers Grove, IL 60515

Vernon T. Squires	One ServiceMaster Way
Downers Grove, IL 60515

6.             Incorporator.  The name and address of the incorporator is:

Name:	Douglas W. Colber
Address:	One ServiceMaster Way
Downers Grove, IL 60515

7.             Duration.  The corporation shall have perpetual existence.

8.             Power over By-Laws.  In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter, or repeal the By-Laws of the corporation.

9.             Stockholder Meetings.  Meetings of the stockholders may be held within or without the State of Delaware, as the By-Laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the By-Laws of the corporation. Election of directors .need not be by written ballot unless the By-Laws of the corporation so provide.

10.           Liability of Directors.  To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this Section 10 shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

11.           Election.  The corporation elects not to be governed by Section 203 of the Delaware General Corporation Law.

12.           Right to Amend Articles.  The corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

The undersigned incorporator, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, executes these Articles of Incorporation, thereby declaring and certifying that this is his act and deed and that the facts stated herein are true.

Dated: June 30, 1998	Incorporator:

/s/ Douglas W. Colber
Douglas W. Colber

2

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

WESERVEHOMES.COM, INC.

INTO

SERVICEMASTER HOLDING CORPORATION

* * * * *

Under Section 253 of the General Corporation Law of the State of Delaware, SERVICEMASTER HOLDING CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

First: The Corporation was incorporated on the 30th day of June 1998 pursuant to the General Corporation Law of the State of Delaware.

Second: The Corporation owns at least 90% of the outstanding shares of each class of the stock of WeServeHomes.com, Inc., a corporation incorporated on the 30th day of November 1999 pursuant to the General Corporation Law of the State of Delaware (“WSH”).

Third: The Corporation, by the following resolutions of its Board of Directors duly adopted by the unanimous written consent of its sole shareholder dated January 8, 2002 and filed with the minutes of the Board of Directors, determined to merge WSH with and into the Corporation, with the Corporation as the surviving corporation. In such resolutions, the term “Corporation” means ServiceMaster Holding Corporation and “WSH” means WeServeHomes.com, Inc.

(the resolutions are set forth on the next page)

WHEREAS, WSH has three classes of stock outstanding with the ownership thereof being as follows:

Class	Owner(s)	Shares	Percent of Class	Percent of Total

Convertible Preferred Stock, Series A	ServiceMaster Holding Corporation	35,000,000	100%	77.02%

Convertible Preferred Stock, Series B	ServiceMaster Holding Corporation	8,000,000	94.79%	17.60%

	ServiceMaster Managers	440,000	5.21%	0.97%

Common Stock	ServiceMaster Holding Corporation	2,000,020	99.81%	4.40%

	Three individuals	3,763	0.19%	0.01%

Total, All Shares		45,443,783		100%

WHEREAS, all of the outstanding stock of the Corporation is owned by The ServiceMaster Company, a Delaware corporation (“ServiceMaster”);

WHEREAS, it is in the best interests of ServiceMaster, the Corporation and WSH that WSH be merged with and into the Corporation;

NOW, THEREFORE, BE IT RESOLVED, that WSH, a Delaware Corporation and a 99.02% owned subsidiary of the Corporation, shall be merged with and into the Corporation, with the Corporation as the surviving corporation (the “Surviving Corporation”).

FURTHER RESOLVED, that the merger shall be effective upon filing (the “Effective Time”) with the Secretary of State of the State of Delaware of a Certificate of Ownership and Merger to be prepared, executed and filed pursuant to Section 253 of the General Corporation Law of the State of Delaware.

FURTHER RESOLVED, that at the Effective Time, —

(a)   all issued and then outstanding shares of Series A Convertible Preferred Stock of WSH shall automatically and by operation of law be canceled and all certificates evidencing ownership of such shares of stock shall be void and of no effect;

(b)   all issued and then outstanding shares of Series B Convertible Preferred Stock of WSH not owned by the Corporation shall automatically and by operation of law be converted into a right to receive a payment in cash from the Corporation in the amount of $2.50 per share reduced by the unpaid principal balance on any promissory note executed in connection with the purchase thereof (provided that a holder does not elect to exercise his or her appraisal rights in respect of such shares) and in any case all certificates evidencing ownership of such shares of stock shall be void and of no effect;

(c)   all other issued and then outstanding shares of Series B Convertible Preferred Stock of WSH shall automatically and by operation of law be canceled and all certificates evidencing ownership of such shares of stock shall be void and of no effect; and

(d)   all issued and then outstanding shares of Common Stock of WSH not owned by the Corporation shall automatically and by operation of law be converted into a right to receive a payment in cash from the Corporation in the amount of $0.25 per share (provided that a holder does not elect to exercise his or her appraisal rights in respect of such shares) and in any case all certificates evidencing ownership of such shares of stock shall be void and of no effect;

(e)   all other issued and then outstanding shares of Common Stock of WSH shall automatically and by operation of law be canceled and all certificates evidencing ownership of such shares of stock shall be void and of no effect, and

(f)    all issued and outstanding shares of stock of the Corporation, as the Surviving Corporation, shall remain issued and outstanding and the certificates evidencing these shares shall remain issued in the name of the Corporation, as the Surviving Corporation, to ServiceMaster.

FURTHER RESOLVED, that the proper officers of the Corporation shall advise the minority holders of the preferred stock and common stock of WSH of their appraisal rights as set forth in §262 of Title 8 of the Delaware Code.

FURTHER RESOLVED, that the Certificate of Incorporation of the Corporation as in effect immediately prior to the Effective Time shall be the

Certificate of Incorporation of the Surviving Corporation until amended in accordance with its terms and as provided by applicable law.

FURTHER RESOLVED, that the By-laws of the Corporation as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until amended in accordance with their terms and the terms of the Certificate of Incorporation of the Surviving Corporation and as provided by applicable law.

FURTHER RESOLVED, that the directors and officers of the Corporation immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation until their respective successors shall be duly elected and qualified.

FURTHER RESOLVED, that the officers of the Corporation be, and each of them acting singly hereby is, authorized, empowered and directed, in the name of the Corporation, to execute and deliver any and all documents, and to do or cause to be done all acts as such officers may deem necessary or appropriate to effect the transactions contemplated by the Certificate of Ownership and Merger referred to above, including, without limitation, to effect the transfer of any real or personal property, all such acts, whether heretofore or hereafter performed, that are in conformity with the intent of these resolutions being hereby ratified, confirmed and approved in all respects.

Fourth: The Corporation, as the Surviving Corporation, may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of WSH as well as for enforcement of any obligation of the surviving corporation arising from the merger, including any suit or proceeding to enforce the right of any stockholder as determined in appraisal proceedings pursuant to the provisions of Section 262 of Title 8 of the Delaware Code, and it does hereby irrevocably appoint the Secretary of State of Delaware as its agent to accept service of process in any such suit or other proceeding. The address to which a copy of such process shall be mailed by the Secretary of State of Delaware is ServiceMaster Holding Corporation. One ServiceMaster Way, Downers Grove, Illinois 60515 Attn: Corporate Secretary, until the surviving corporation shall have hereafter designated in writing to the said Secretary of State a different address for such purpose. Service of such process may be made by personally delivering to and leaving with the Secretary of State of Delaware duplicate copies of such process, one of which copies the Secretary of State of Delaware forthwith send by registered mail to the Corporate Secretary of ServiceMaster Holding Corporation at the above address.

Fifth: Anything herein or elsewhere to the contrary notwithstanding, this merger may be amended or terminated and abandoned by the Board of Directors of the Corporation at any time prior to the date or filing the merger with the Secretary of State of Delaware.

Dated: January 11, 2002

SERVICEMASTER HOLDING CORPORATION

By:	/s/ Jim Kaput
Name:	Jim Kaput
Title:	Sr. Vice President

ATTEST:

/s/ Authorized Signatory
Secretary

STATE OF ILLINOIS	)
) SS.
COUNTY OF DU PAGE	)

BE IT REMEMBERED that on this 11th day of January 2002 personally came before me, a Notary Public for the State of Illinois, County of DuPage, Jim Kaput, personally known to me to be such, and acknowledged the foregoing Certificate of Ownership and Merger to be his act and deed and that the facts stated herein are true.

GIVEN under my hand and seal of office the day and year aforesaid.

/s/ Latressa G. Stahlberg
Notary Public

[SEAL]